Exhibit 10.2

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENT

THIS CHANGE-IN-CONTROL AND SEVERANCE AGREEMENT (this “Agreement”) is entered into on January 1, 2018, (the “Effective Date”) by and between Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”) and Orsula V. Knowlton (the “Executive”), collectively referred to herein as the “Parties.”

WHEREAS, this Agreement replaces and supersedes all previous agreements between the Executive and the Company concerning the Executive’s employment.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the terms listed in this Section 1 have the meanings set forth herein and are supplemented by the information set forth in the Exhibit A to this Agreement.

(a)                                 Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall mean (i) any Base Salary earned through the Executive’s termination of employment that remains unpaid; (ii) any annual incentive bonus payable with respect to any fiscal year which ended prior to the effective date of the Executive’s termination of employment, which remains unpaid; (iii) any accrued by unused personal time off days; (iv) for a termination of employment other than for Cause that occurs at least six (6) months following the commencement of the performance period for such annual incentive bonus, an amount equal to the Target Incentive Bonus prorated for the period of the performance period for such annual incentive bonus that the Executive was employed; and (v) any reimbursement or payment due to the Executive on or prior to the date of such termination of employment which remains unpaid to the Executive.  The Accrued Obligations shall be paid following the Executive’s termination of employment at such times and in accordance with such policies as would normally apply to such amounts.

(b)                                 Base Salary.  For purposes of this Agreement, “Base Salary” shall mean the annual base salary that the Company shall pay to the Executive, including any increase made at the discretion of the Committee, which shall be reviewed in accordance with the review process for employees of the Company and shall be payable in accordance with the Company’s normal payroll practices.

(c)                                  Board.  For purposes of this Agreement, “Board” shall mean the Board of Directors of the Company.

(d)                                 Cause.  For purposes of this Agreement, “Cause” shall mean any of the following grounds for the Executive’s termination of employment listed: (i) the Executive’s knowing and material dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation, or embezzlement by the Executive of the Company’s funds; (iii) the Executive repeatedly negligently performing or failing to perform, or willfully refusing to perform, the Executive’s duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness); (iv) the Executive’s conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its affiliates; (v) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement; (vi) a material breach by the Executive of the Company’s Code of Conduct and Business Ethics; (vii) the Executive’s appearing on the Office of the Inspector General’s exclusions list; or (viii) any other act or omission by the Executive that has a material adverse effect on the Company’s ability to operate.   Prior to any termination of employment for Cause pursuant to each such event listed in (i), (iii), (v), (vi), or (viii) above, to the extent such event(s) is capable of being cured by the Executive, the Company shall give the Executive written notice thereof describing in reasonable detail the circumstances constituting Cause and the Executive shall have the opportunity to remedy same within thirty (30) days after receiving written notice.

(e)                                  Change in Control.  For purposes of this Agreement, a “Change in Control” shall have the same meaning ascribed to such term under the Company’s 2016 Omnibus Incentive Compensation Plan, as in effect on the date hereof and as may be amended from time to time, or such successor plan.

(f)                                   Change in Control Period.  For purposes of this Agreement, the “Change in Control Period” shall mean the period commencing 90 days prior to a Change in Control and ending on the second anniversary of such Change in Control.

(g)                                  CIC Severance Term. For purposes of this Agreement, the “CIC Severance Term” shall mean the period set forth as such on Exhibit A.

(h)                                 CIC Termination. For purposes of this Agreement, a “CIC Termination” shall mean termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the Change in Control Period, provided that, in either case, a Change in Control actually occurs.

(i)                                     COBRA.  For purposes of this Agreement, “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

(j)                                    Code. For purposes of this Agreement, the “Code” shall mean the Internal Revenue Code, as amended.

(k)                                 Committee.  For purposes of this Agreement, “Committee” shall mean the Compensation Committee of the Board or its delegate designated consistent with applicable law.

(l)                                     Disability.  For purposes of this Agreement, “Disability” shall mean a determination that the Executive (i) is disabled under the Company’s 2016 Omnibus Incentive Compensation Plan, (ii) is unable to engage in any substantial gainful activity at a similar level of total compensation by reason of physical or mental impairment which can be expected to result in death or last for a period of at least twelve (12) consecutive months, or (iii) is otherwise determined to be disabled by the Committee.

(m)                             Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following, without the Executive’s consent: (i) material diminution of the Executive’s authority, duties or responsibilities; (ii) a material change in the geographic location at which Executive must perform the Executive’s services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location more than fifty (50) miles from the location of such offices immediately prior to the relocation); (iii) a material diminution in the Executive’s Base Salary; (iv) non-renewal of this Agreement on any Annual Renewal Date; or (v) any action or inaction that constitutes a material breach by the Company of a material provision of this Agreement.  The Executive must provide written notice of termination of employment for Good Reason to the Company within sixty (60) days after the event constituting Good Reason first occurs, which notice shall state such Good Reason in reasonable detail.  The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination of employment.  If the Company does not correct the act or failure to act, the Executive must terminate the Executive’s employment for Good Reason within sixty (60) days after the end of the cure period, in order for the termination of employment to be considered a Good Reason termination of employment.

(n)                                 Monthly COBRA Costs. For purposes of this Agreement, “Monthly COBRA Costs” shall mean an amount equal to the amount active employees pay for health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to other Company employees as of the date of the Executive’s termination of employment.

(o)                                 Outplacement Benefit Term.  For purposes of this Agreement, “Outplacement Benefit Term” shall mean the period for which reimbursements of outplacement benefits may be incurred.

(p)                                 Outplacement Maximum.  For purposes of this Agreement, “Outplacement Maximum” shall mean the limit on outplacement expenses that may be reimbursed under this Agreement.

(q)                                 Release. For purposes of this Agreement, the “Release” shall mean a written release of any and all claims against the Company or its affiliates, with respect to all matters arising out of the Executive’s employment with the Company, in such form as provided by the Company in its sole discretion.

(r)                                    Restriction Period.  For purposes of this Agreement, “Restriction Period” shall mean (i) the CIC Severance Term after a CIC Termination and (ii) the Severance Term after the Executive’s termination of employment for any reason other than a CIC Termination.

(s)                                   Target Incentive Bonus.  For purposes of this Agreement, “Target Incentive Bonus” shall mean the Executive’s target annual incentive bonus amount (measured at the target level, identified “goal” target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) as in effect under the Company’s applicable annual incentive plan for the year of the Executive’s termination of employment.  In the event that the Company has notified the Executive in writing that the Executive will be eligible for a Target Incentive Bonus for the year of termination of employment, but a plan has not yet been put into effect, the Target Incentive Bonus shall be the prior year’s target annual incentive bonus amount.

(t)                                    Severance Term. For purposes of this Agreement, “Severance Term” shall mean the period set forth as such on Exhibit A.

2.                                      Term.  This Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date, unless sooner terminated pursuant to the terms of this Agreement (the “Term”).  The Term shall be automatically extended and renewed for a period of one (1) year from the end of the Term (the “Renewal Date”) unless either the Company or the Executive gives written notice of non-renewal to the other Party at least ninety (90) days prior to the end of the Term, in which event this Agreement shall terminate at the end of the Term.  Subject to the termination provisions contained herein, if this Agreement is renewed on the Renewal Date for an additional one (1) year period, it will automatically be renewed on the anniversary of the Renewal Date and each subsequent year thereafter (the “Annual Renewal Date”) for a period of one (1) year, unless either Party gives written notice of non-renewal to the other at least ninety (90) days prior to any Annual Renewal Date, in which case this Agreement will terminate on the Annual Renewal Date immediately following such notice.

3.                                      Termination of Employment Without Cause; Resignation for Good Reason.  If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the provisions of this Section 3 shall apply.

(a)                                 The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than thirty (30) days’ prior written notice to the Executive and the Executive may resign for Good Reason.

(b)                                 Unless the Executive complies with the provisions of Section 3(c) below, upon termination of employment under Section 3(a) above, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

(c)                                  Notwithstanding the provisions of Section 3(b) above, upon termination of employment under Section 3(a) above, if the Executive executes and does not revoke the Release, and so long as the Executive continues to comply with the provisions of Section 9 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(i)                                     Continuation of the Executive’s Base Salary for the Severance Term, at the rate in effect for the year in which the Executive’s date of termination of employment occurs, which amount shall be paid in regular payroll installments over the Severance Term;

(ii)                                  If the Executive timely and properly elects health continuation coverage under COBRA, then continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to other Company employees for the Severance Term; provided that the Executive shall pay the Monthly COBRA Costs, the period of COBRA health care continuation coverage provided under section 4980B of the Code shall run concurrently with the Severance Term, and notwithstanding the foregoing, the amount of any benefits provided by this subsection (c)(ii) shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of the Executive’s subsequent or other employment. Notwithstanding the foregoing, if the Company’s making payments under this Section 3(c)(ii) would violate any nondiscrimination rules applicable to the Company’s group health plan under which such coverage is made available, or result in the imposition of penalties under the Code or the Affordable Care Act, the Parties agree to reform this Section 3(c)(ii) in a manner as is necessary to comply with such requirements and avoid such penalties; and

(iii)                               Reimbursement for reasonable fees and costs for outplacement services incurred by Executive within the Outplacement Benefit Term, promptly upon presentation of reasonable documentation of such fees and costs, subject to the Outplacement Maximum. All requests of Executive for reimbursement must be submitted to the Company within thirty (30) days of the date incurred.

4.                                      Death.  If the Executive’s employment is terminated by reason of the Executive’s death, then the Executive’s estate shall be entitled to receive the following:

(a)                                 The Accrued Obligations;

(b)                                 An amount equal to the Executive’s Base Salary for the Severance Term, at the rate in effect for the year in which the Executive dies, which amount shall be paid in a single lump sum as soon as reasonably practicable following the Executive’s death; and

(c)                                  All outstanding equity grants held by the Executive immediately prior to the Executive’s death which vest based upon the Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the date of the death and all outstanding equity grants held by the Executive immediately prior to death which vest based upon attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance-based award.

5.                                      Disability.  If the Executive’s employment is terminated by the Company by reason of, subject to the requirements of applicable law, Disability, then upon the Executive’s date of termination of employment, no payments shall be due under this Agreement, except that the Executive shall be entitled to the Accrued Obligations.

6.                                      Cause.  The Company may terminate the Executive’s employment at any time for Cause, in which event all payments under this Agreement shall cease.

7.                                      Change in Control.

(a)                                 CIC Termination.  Notwithstanding anything to the contrary herein, if there is a CIC Termination, then the provisions of this Section 7 shall apply.

(i)                                     Unless the Executive complies with the provisions of Section 7(a)(ii) below, upon CIC Termination, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

(ii)                                  Notwithstanding the provisions of Section 7(a)(i) above, upon CIC Termination, if the Executive executes and does not revoke the Release, and so long as the Executive continues to comply with the provisions of Section 9 below, then, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(A)                               Severance benefits in an amount equal to the product of (1) and (2) where (1) is the sum of Executive’s Base Salary and the Executive’s Target Incentive Bonus in effect immediately prior to the Executive’ termination of employment divided by twelve and (2) is the number of months in the CIC Severance Term.  This amount shall be paid in a single lump sum following the Executive’s termination of employment, provided, however, that for a termination of employment prior to a Change in Control, the difference between this amount and any amount paid under Section 3(c)(iii) shall be paid in a single lump sum following the Change in Control, at which time payments under Section 3(c)(iii) shall cease;

(B)                               COBRA continuation benefits as set forth in Section 3(c)(ii), except that the Severance Term shall be the CIC Severance Term; provided, that if the CIC Severance Term exceeds eighteen (18) months and the Executive secures an individual policy for health coverage (including for Executive’s spouse and dependents where applicable), then the Company will reimburse the Executive for the monthly cost of such coverage for the period, if any, commencing on the first day following the eighteen (18) month period and ending after the end of the CIC Severance Term; and further provided that the reimbursement amount for any month shall not exceed the difference between the premium charged for COBRA continuation benefits under section 4980B(f)(2)(C) of the Code and the Monthly COBRA Costs;

(C)                               All outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon the Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the date of the CIC Termination and all outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon attainment of performance criteria shall remain subject to the terms and conditions of the agreement evidencing such performance-based award.

(D)                               Reimbursement for reasonable fees and costs for outplacement services incurred by Executive within the Outplacement Benefit Term, promptly upon presentation of reasonable documentation of such fees and costs, subject to the Outplacement Maximum. All requests of Executive for reimbursement must be submitted to the Company within thirty (30) days of the date incurred.

(b)                                 Application of Section 280G.  If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payment”) constitute “parachute payments” within the meaning of section 280G of the Code and will be subject to the excise tax imposed under section 4999 of the Code (the “Excise Tax”), then the 280G Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the 280G Payment that would result in no portion of the 280G Payment being subject to the Excise Tax, or (ii) the largest portion of the 280G Payment, up to and including the total 280G Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment, notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax.  In making the determination described above, the Company, in its sole and absolute discretion, shall make a reasonable determination of the value to be assigned to any restrictive covenants in effect for the Executive, and the amount of the 280G Payment shall be reduced by the value of those restrictive covenants to the extent consistent with section 280G of the Code.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the 280G Payment equals the Reduced Amount, then the amounts payable or benefits to be provided to the Executive shall be reduced such that the economic loss to the Executive as a result of the “parachute payment” elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  All determinations to be made under this Section 7 shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to the Change in Control (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the Change in Control.  Any such determination by the Firm shall be binding upon the Company and the Executive.  All of the fees and expenses of the Firm in performing the determinations referred to in this Section 7 shall be borne solely by the Company.

8.                                      Representations, Warranties and Covenants of the Executive.

(a)                                 Restrictions. The Executive represents and warrants to the Company that:

(i)                                     There are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder; and

(ii)                                  The Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that the Executive has with any other employer, person or entity.

(b)                                 Obligations to Former Employers.  The Executive covenants that in connection with the Executive’s provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual, or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(c)                                  Obligations Upon Termination of Employment.  Upon and after the Executive’s termination of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (i) provide a complete copy of this Agreement to any person, entity or association which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (ii) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

9.                                      Restrictive Covenants.

(a)                                 Non-Competition and Non-Solicitation.  The Executive acknowledges and recognizes that during the Term, the Executive will be privy to confidential information of the Company. Accordingly, in consideration of the promises contained herein and the consideration to be received by the Executive hereunder (including, without limitation, the severance compensation described herein, if any), without the prior written consent of the Company, the Executive shall not, at any time during the Term or during the Restriction Period, (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as hereinafter defined) directly competing with the business of the Company or any direct or indirect subsidiary or affiliate thereof in the United States, whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above, (iii) induce or solicit other employees of the Company or any direct or indirect subsidiary or affiliate thereof to terminate their employment with the Company or any such direct or indirect subsidiary or affiliate or to engage in any Competing Business or (iv) induce any entity or person with which the Company or any direct or indirect subsidiary or any affiliate thereof has a business relationship to terminate or alter such business relationship.  As used herein, “Competing Business” shall mean any firm or business organization that competes (i) with the Company in the development and/or commercialization of data-driven technology and solutions or pharmacy services to the types of entities now served or proposed to be served by the Company or (ii) in a business area planned in writing by the Company before the Executive’s employment termination date for entry within twelve (12) months of the employment termination date at the time of the Executive’s termination of employment with the Company.  Notwithstanding the foregoing restrictions, it shall not be a violation of this Section 9(a) for the Executive to own a five (5%) percent or smaller interest in any corporation required to file periodic reports with the United States Securities and Exchange Commission, so long as Executive performs no services or lends any assistance to such corporation.

(b)                                 The Executive understands that the foregoing restrictions may limit the Executive’s ability to earn a livelihood in a business similar to the business of the Company or any subsidiary or affiliate thereof, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given the Executive’s education, skills and ability), the Executive does not believe would prevent the Executive from earning a living.

(c)                                  Non-Disparagement.  The Executive shall not disparage the Company or their respective officers, directors, investors, employees, and affiliates or make any public statement reflecting negatively on the Company or their respective officers, directors, investors, employees, and affiliates, including (without limitation) any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement.  The Company shall instruct and take all reasonable steps to cause its officers and members of the Board not to disparage the Executive on any matters relating to the Executive’s services to the Company, business, professional or personal reputation or standing in the pharmacy industry, irrespective of the truthfulness or falsity of such statement. Nothing in this section shall prohibit the Parties from testifying truthfully in any forum or to any governmental agency.

(d)                                 Proprietary Information.  At all times the Executive shall hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information (defined below) of the Company, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if a determination is made to resist the disclosure.  For purposes of this Section 9(d), “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company or its respective affiliated entities, including (without limitation) any information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship; provided, that it shall not include any information that is known to the Company to be publicly available.

(e)                                  Invention Assignment.  All inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to either the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (the “Work Product”) belong to the Company and not to the Executive.  The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the applicable Board (whether during or after the Term of this Agreement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(f)                                   Return of Property.  Upon the Executive’s termination of employment with the Company for any reason, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access.  The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

10.                               Miscellaneous Provisions.

(a)                                 Entire Agreement; Amendments.

(i)                                     This Agreement and the other agreements referred to herein contain the entire agreement between the Parties hereto and supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company, including but not limited to that certain Employment Agreement between Executive and the Company, effective April 1, 2017.

(ii)                                  This Agreement shall not be altered or otherwise amended, except pursuant to an instrument in writing signed by each of the Parties hereto.

(b)                                 Descriptive Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

(c)                                  Notices.  All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)                                     if to the Company, to:

Tabula Rasa HealthCare, Inc.

228 Strawbridge Drive

Moorestown, NJ 08057

Attention: Brian W. Adams

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Jeff Bodle, Esq.

(ii)                                  if to the Executive, to the address in the Company’s personnel records.

All such notices and other communications shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (D) in the case of mailing, on the third Business Day following such mailing.  As used herein, “Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the State of New Jersey are not required to be open.

(d)                                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement may be executed and delivered by facsimile.

(e)                                  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.

(f)                                   Non-Exclusivity of Rights; Resignation from Boards; Clawback.

(i)                                     Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify; provided, however, that if the Executive becomes entitled to and receives the severance payments described in this Agreement, the Executive hereby waives the Executive’s right to receive payments under any severance plan or similar program applicable to employees of the Company.

(ii)                                  If the Executive’s employment with the Company terminates for any reason, the Executive shall immediately resign from all boards of directors of the Company, any affiliates and any other entities for which the Executive serves as a representative of the Company and any committees thereof.

(iii)                               The Executive agrees that the Executive will be subject to any compensation clawback, recoupment, and anti-hedging and pledging policies that may be applicable to the Executive as an employee of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof.

(g)                                  Benefits of Agreement; Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 8 or 9, will continue to apply in favor of the successor.

(h)                                 Waiver of Breach.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

(i)                                     Severability.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the Parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)                                    Remedies.  All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.  The Executive acknowledges that in the event of a breach of any of the Executive’s covenants contained in Sections 8 or 9, the Company shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

(k)                                 Survival.  The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(l)                                     Jurisdiction.  Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any State of New Jersey  state court or federal court of the United States of America sitting in the State of New Jersey, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any related agreement or for recognition or enforcement of any judgment.  Each of the Parties hereto hereby irrevocably and unconditionally agrees that jurisdiction and venue in such courts would be proper, and hereby waive any objection that such courts are an improper or inconvenient forum.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related agreement in any State of New Jersey state or federal court.  Each of the Parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(m)                             Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(n)                                 Compliance with Section 409A of the Code.

(i)                                     This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, to the extent applicable.  Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short term deferral” exemption, to the maximum extent applicable, and then under the “separation pay” exemption, to the maximum extent applicable.  Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  As used in this Agreement, the term “termination of employment” shall mean the Executive’s separation from service with the Company within the meaning of section 409A of the Code and the regulations promulgated thereunder.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment.   For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii)                                  Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the ‘short-term deferral exception’ under Treasury  Regulations section 1.409A-1(b)(4), and the “separation pay exception” under Treasury  Regulations section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation of service” (as such term is defined under section 409A of the Code) with the Company.  If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six months following Executive’s separation of service with the Company.  If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(o)                                 Full Settlement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment.

(p)                                 Government Agency Exception. Nothing in this Agreement is intended to prohibit or restrict the Executive from: (i) making any disclosure of information required by process of law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, this Agreement does not bar the Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

TABULA RASA HEALTHCARE, INC.

By:	/s/ Brian W. Adams
Name:	Brian W. Adams
Title:	CFO

EXECUTIVE

/s/ Orsula V. Knowlton
Orsula V. Knowlton

[Signature Page to Change-in-Control and Severance Agreement]

EXHIBIT A

Position:                                                 President and Chief New Business & Marketing Officer

Duties:                                                          Serve as the President and Chief New Business & Marketing Officer of the Company, reporting to the CEO, with oversight over the Company’s marketing, new business development, and quality control functions.

2018 Base Salary:                                            $450,000

2018 Target Incentive Bonus Percent of Base Salary:                                                75%

Term of Severance:                                     24 months

Change in Control Severance Term:                                              24 months

Outplacement Benefit Term:                                    12 months

Outplacement Maximum Dollars:         $25,000

COBRA Length of Coverage Payments:                       24 months